Exhibit 99.1

September 28, 2011

Dear Stockholder,

Our board of directors recently declared a fourth quarter 2011 dividend of $0.1250 per share (or $0.50 per share annually) effective October 1, 2011. This equates to a 5.9% annualized distribution rate based on the most recently announced estimated share valuation of $8.45 per share, and a 5.0% annualized distribution rate based on a purchase price of $10.00 per share.

As you may know, one of our long-term goals has been to have the level of our dividend be at or about the level of our company-defined funds from operations (FFO). We believe we have successfully absorbed the $1.35 billion national office and industrial portfolio we purchased in mid-2010 and as a result our FFO has now stabilized. Therefore, after careful review and consideration of a variety of factors including the company’s stabilized FFO, historic and potential future operating performance, liquidity and the overall economic outlook, we believe the decision to adjust the distribution rate is in the best long-term interest of our investors.

We are very proud of the portfolio we have assembled during one of the most unique and challenging economic times in U.S. history. As you may be aware, a significant portion of our assets were acquired before the recession but a majority were acquired after the recession resulting in a diversified portfolio of high-quality commercial real estate that collectively generates a blended yield reflective of both the quality and the two vintages that comprise our portfolio. Additionally, over the years we have maintained a strong balance sheet with a manageable debt maturity schedule that has helped us preserve and protect our investments through these challenging times.

Management and the board of directors are intensely focused on protecting and creating long-term shareholder value.

If you have any questions we encourage you to speak with your financial advisor or call 888-310-9352.

Thank you again for your investment and the trust you have placed with us.

Sincerely,

John Blumberg

Chairman